Exhibit 99.1

Company Contact:	Investor Contact:
Paul Schneider	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications
858-623-5665, x125	917-322-2569
pschneider@TPTXinc.com	rchiger@RxIR.com

TorreyPines Therapeutics Reduces Workforce to Three Employees

LA JOLLA, CA, March 31, 2009 – TorreyPines Therapeutics, Inc. (NASDAQ: TPTX) today announced that, effective March 31, 2009, the Company will reduce its work force to three employees. This reduction is intended to further conserve financial resources, providing the Board of Directors additional time to evaluate strategic alternatives, including a possible sale of the Company. The three remaining employees, the Company’s Chief Executive Officer, Chief Financial Officer, and Vice President and General Counsel will assist the Board of Directors in assessing and completing any possible strategic transaction.

“It was a very difficult decision to dismiss these talented and dedicated individuals who have contributed significantly to TorreyPines,” said Ev Graham, Chief Executive Officer of TorreyPines. “We deeply appreciate their insights and hard work and wish them all well. While the workforce reduction is a difficult step, we believe it is appropriate at this time in order to provide us with the best opportunity to complete a strategic transaction.”

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, acute and chronic pain, and xerostomia. The company currently has three clinical stage product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.tptxinc.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the ability for TorreyPines to complete a strategic transaction, including a possible sale of the Company. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2008 and TorreyPines other SEC reports. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and TorreyPines undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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